Exhibit 4.6

Execution Version

DONGFENG MOTOR GROUP COMPANY LTD.
A company with a share capital of RMB 8,616,120,000
Special No. 1 Dongfeng Road, Wuhan Economic and Technology Development Zone
Wuhan, Hubei Province, PRC
Registration number: 914200007581510645
(“DFG”)

DONGFENG MOTOR (HONG KONG) INTERNATIONAL CO LTD. A company with a share capital of RMB 6,000,000 2/F, Kam Chung Comm Bldg, 19-21 Hennessy Road Wanchai, Hong Kong Registration number: 2063146 (“DMHK”)

PEUGEOT S.A.
7, rue Henri Saint-Claire Deville
92500 Rueil-Malmaison
France
To: Carlos Tavares
December 17, 2019
Strictly Confidential
Object: Undertaking letter
Dear Sir,
Reference is made to (i) the Combination Agreement entered into on the date hereof between Peugeot S.A. (“PSA”) and Fiat Chrysler Automobiles N.V. (“FCA” and together with PSA, the “Companies”) relating to the proposed combination of their businesses through a cross-border merger, a copy of which, including its schedules, is attached as Schedule 1 (the “Combination Agreement”) and (ii) the Reference Shareholders Undertakings (as defined below), each executed on the date hereof.
Capitalized terms used but not defined in this letter agreement (this “Undertaking”) shall have the meanings ascribed to them in the Combination Agreement.
DFG and DMHK (the “Undersigned”), having reviewed and in furtherance of the Combination Agreement, which notably sets forth the future governance of the DutchCo, and the Reference Shareholders Undertakings, have agreed to make certain commitments vis-à-vis the Companies in the context of the proposed Combination as well as the Reference Shareholder Undertakings. These commitments are set out in this Undertaking.
DFG and DMHK are acting jointly and severally and shall be deemed to be one collective party in respect of their rights and obligations set forth in this Undertaking.
The Undersigned owns, controls or has the power to vote 110,622,220 common shares of PSA as of the date hereof. Other than as described in the preceding sentence, neither the Undersigned nor any of its Affiliated Entities (as defined below) own, control or have the power to vote any shares in PSA, or any securities convertible or exchangeable into or giving the right to receive or acquire any shares in PSA.

A.    Support of the Combination
The Undersigned, in its capacity as direct or indirect shareholder of PSA, hereby irrevocably and unconditionally undertakes to, and to cause its representative(s) to:

(i)
appear in person or by proxy at each and every meeting of the shareholders of PSA at which any of the Transactions is proposed for approval and cause all shares owned or controlled by it or as to which it has the power to vote to be counted as present in accordance with any procedures applicable to such meeting whether for purposes of determining the presence of a quorum or otherwise;

(ii)
vote or cause to be voted all shares owned or controlled by it or as to which it has the power to vote in favor of any decision in furtherance of the approval of the Transactions that is submitted to the shareholders;

(iii)
vote (or cause to be voted) against (A) any other transaction, proposal, agreement or action made in opposition to or which is inconsistent with the Transactions, including any Acquisition Proposal, that is submitted to the shareholders of PSA, and (B) any other action, agreement or transaction that is intended to, that would be reasonably expected to, or the effect of which would be reasonably expected to, impede, delay, discourage or adversely affect the Transactions or the performance by the Undersigned of its obligations under the Undertaking; provided that, in each case, the Undersigned may seek guidance from the CEO of PSA on whether the Undersigned is required to vote (or cause to be voted) against any such transaction, proposal, agreement or action in accordance with this sub-paragraph (iii); and

(iv)
vote in favor of the adoption of any relevant governance document (e.g., articles of association and board internal rules) of DutchCo and any decision submitted to the governance bodies or shareholders of FCA which, in each case, implement the governance set forth in the Combination Agreement.

Until the Closing, the Undersigned, directly or indirectly, shall, and shall cause its representatives:

(i)	not to (a) solicit, initiate or encourage any Acquisition Proposal or (b) enter into, continue or participate in any discussions or negotiations with a third party regarding any Acquisition Proposal;

(ii)
cease and cause to be terminated the participation of any of its representatives in all discussions or negotiations with any person conducted prior the date hereof with respect to any proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal; and

(iii)	not accept, approve, recommend or enter into any agreement, in respect of an Acquisition Proposal.
It is expressly provided that the Undersigned shall continue to comply with the undertakings set out in this Section A notwithstanding any change in the view or recommendation of the PSA supervisory board with respect to the Combination.
B.    Existing shareholder’ agreement
The Undersigned shall continue to comply with the terms of the shareholders’ agreement entered into between the reference shareholders of PSA on April 28, 2014 (as may be amended from time to time by the parties thereto) (the “2014 PSA SHA”) until the Closing.
The Undersigned hereby irrevocably agrees that, as an exception to the 2014 PSA SHA, EPF/FFP shall be authorized to acquire up to 5% of the outstanding PSA Shares prior to the Closing.
The Undersigned hereby irrevocably agrees that the 2014 PSA SHA shall be terminated automatically with effect on and as of the Closing.
C.    Transfer of securities

For purposes of this Undertaking, “Transfer” means, directly or indirectly, to sell, transfer, assign, pledge or otherwise dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other agreement with respect to, any sale, transfer, assignment, pledge or other disposition.
1. Standstill
The Undersigned undertakes, from the date hereof until the seventh (7th) anniversary of the Closing, not to acquire, and to cause its Affiliated Entities not to acquire, PSA Shares, FCA Shares or DutchCo Shares, directly or indirectly, alone or in concert with any other person, if as a result of such acquisition its aggregate shareholding in DutchCo, taken together with the shareholding of its Affiliated Entities, calculated on the basis of the outstanding number of DutchCo Shares, becomes or would become higher than 6.1%; provided that any repurchase and/or cancellation of PSA Shares or FCA Shares, prior to the Closing, or DutchCo Shares, after the Closing, shall be disregarded in calculating the number of DutchCo Shares outstanding for purposes of this sentence. The Undersigned undertakes not to, directly or indirectly, solicit proxies for general meetings of shareholders of any of the Companies and/or DutchCo and agrees to keep its shares in the registered form and to notify the relevant Company promptly of any modification of its shareholding and number of voting rights. For purposes of this Undertaking, “Affiliated Entities” shall mean any person directly or indirectly controlled by DFG and "control" shall mean the direct or indirect holding of more than 50% of the share capital and voting rights of the relevant person.
After the Closing, the Undersigned acknowledges that it may be released from the standstill obligation with respect to DutchCo Shares with the consent of the DutchCo Board. In the event any other reference shareholder bound by a Reference Shareholders Undertaking is released from its standstill obligation, the Undersigned shall automatically be released to the same extent from its standstill obligation under this Undertaking.
After the Closing, DutchCo agrees to release the Undersigned from its standstill obligation, as provided in this Section C-1, in the event (a) the DutchCo Board recommends a transaction in which a person or group would acquire 50% or more of DutchCo Shares (including a merger of DutchCo with or into another entity unless the shareholders of DutchCo immediately prior to the merger are entitled to receive more than the majority of the ordinary share capital and voting rights in the surviving entity of the merger), or (b) a person or group not acting in concert with the Undersigned formally files an offer to acquire 50% or more of the outstanding DutchCo Shares by means of a tender or exchange offer.
2. Lock-up
Subject to the second and third paragraphs of this section C-2, between the date hereof and until the earlier of (i) the Closing or (ii) the expiration or termination of this Undertaking in accordance with the terms hereof, the Undersigned shall not, and shall cause its Affiliated Entities not to, Transfer shares or any voting right or power in any shares or other securities giving access, immediately or in the future, to the capital of PSA; provided that the foregoing shall not prevent the conversion of such securities into the right to receive the merger consideration as contemplated by the Combination Agreement. Any attempted Transfer of shares or any interest therein in violation of this paragraph shall be null and void.
As an express exception to the first paragraph of this section C-2, the Undersigned and its Affiliated Entities shall be authorized to Transfer 30,700,000 PSA Shares pursuant to the share repurchase agreement entered into on the date hereof between the Company and DMHK.
The Undersigned shall be free to Transfer (for the avoidance of doubt including during the lock-up period) any PSA securities or any DutchCo securities to any of its Affiliated Entities, provided that the transferee agrees to be bound by the same obligations as those imposed on the Undersigned. The Undersigned shall procure that the transferee must transfer back to the Undersigned (or to another Affiliated Entity of the Undersigned), all such PSA or DutchCo securities, should the transferee cease to be an Affiliated Entity of the Undersigned.
D.    No acting in concert

The Undersigned undertakes not to act in concert (handelen in onderling overleg) with any other shareholder vis-à-vis PSA and DutchCo (other than with Affiliated Entities of the Undersigned); provided that DFG and DMHK (and their Affiliated Entities) may act in concert with each other.
For the avoidance of doubt, it is specified that nothing in this Section D of this Undertaking shall prevent the Undersigned from entering into any agreement with another shareholder of PSA or DutchCo to the extent the parties to such agreement do not act in concert vis-à-vis PSA or DutchCo.
E.    Assignment of the Undersigned undertakings
The Undersigned acknowledges that the rights and obligations of PSA arising from this Undertaking will transfer to DutchCo by operation of law as a result of the Combination. For the avoidance of doubt, the Undersigned agrees to be bound by the terms of the Undertaking vis-à-vis DutchCo which will have all rights to enforce such obligations from and after the Closing.
As a condition to the Undersigned’s undertakings hereunder, the Company undertakes to cause FCA/DutchCo to reiterate this letter on the Closing in a form such that the rights and obligations of PSA shall be assumed by, and will become enforceable by and against, DutchCo.
F.    Specific performance
The Undersigned and the Company (by countersigning this Undertaking), agree and acknowledge the right of the other signatory to seek and obtain any remedy (including specific performance or an injunction to vote or take other actions) that may be available to it under applicable law including damages, it being specified that the Undersigned and the Company shall always be entitled to the remedies of injunction and specific performance for any threatened or actual breach of the provisions of this Undertaking.
FCA shall be an express third party beneficiary of this Undertaking and shall be entitled to enforce the provisions of this Undertaking as if it were a party hereto, including the rights set forth in the immediately preceding sentence, to the extent PSA fails to enforce such provisions in a timely manner, and this Undertaking shall not be amended without the prior written consent of FCA.
G.    Company’s undertakings
By countersigning this Undertaking, PSA (and after the Closing, DutchCo):

(i)
represents and warrants that a similar undertaking letter has been signed by PSA with each of its reference shareholders and by FCA with its reference shareholder, Exor N.V. (together with this Undertaking, the “Reference Shareholders Undertakings”), an execution copy of which being attached in Schedule 2; and

(ii)
undertakes vis-à-vis the Undersigned to enforce the terms of the Reference Shareholders Undertakings against each of such reference shareholders and not waive any rights or remedies, prior to, in furtherance of, or following the Closing.

PSA agrees that it shall not, without the prior approval of PSA’s supervisory board: (A) amend the Combination Agreement in a manner that, with respect to the Undersigned, adversely modifies (i) the governance of DutchCo (including the composition of its governance bodies and the attributions of the latter), (ii) the long stop date, (iii) economic terms of the Combination or (iv) any rights attaching to the DutchCo Shares to be received by PSA shareholders at the Closing, (B) make or forego a claim in respect of, or waive any rights under, the Combination Agreement, or (C) grant any authorization contemplated by the Combination to deviate from covenants thereunder which, in each of cases (B) and (C) adversely affects any of the items referred to in (A)(i) to (A)(iv).

In the event a director position becomes vacant and if no general meeting is scheduled within the next three (3) months, DutchCo shall convene a general meeting in order to replace the departing director.
H.    Miscellaneous
The commitments of the Undersigned set forth in this Undertaking shall terminate:

(i)
If PSA (before the Closing) or the Company (after the Closing) materially breaches its obligations hereunder and such breach, if susceptible of being cured, is not cured within thirty (30) days following notification to the Company thereof; or

(ii)
If the economic terms of the Combination, the long stop date of the Combination Agreement, any rights attaching to the DutchCo Shares to be received by PSA shareholders at the Closing or the governance rights of the Undersigned are adversely affected as a result of an amendment or waiver of the rights of the Company under the Combination Agreement (unless such amendment or waiver has been approved by the supervisory board of PSA and the representative(s) of the Undersigned thereon did not vote against such amendment or waiver, it being specified for the avoidance of doubt that a negative vote by a representative of the Undersigned thereon shall not be considered as a breach of this Undertaking).

In addition, the provisions of this Undertaking shall expire and be of no further effect or force upon:

(i)	the date on which the Combination Agreement is terminated before Closing; or

(ii)	in the event the Closing occurs under the Combination Agreement, upon the seventh (7th) anniversary following the Closing.
This Undertaking is subject to the approval of the shareholders of DFG. The Undersigned undertakes to take all actions to cause a meeting of the shareholders of DFG to be convened for a date not later than April 30, 2020 for the purpose of obtaining such approval. Dongfeng Motor Corporation as controlling shareholder of DFG has agreed to certain undertakings with respect to the foregoing pursuant to a separate letter agreement attached as Schedule 3.
This Undertaking and any disputes arising out of or in connection with this Undertaking shall be governed and construed in accordance with the law of the Netherlands, without giving effect to any choice or conflict of law provision or rule that would require the application of laws of any jurisdiction other than the Netherlands. Any dispute or claim arising out of or relating to this Undertaking will be referred to and finally resolved, (i) before Closing, by three (3) arbitrators under the Rules of Arbitration of the International Chamber of Commerce, with place of arbitration will be Geneva, Switzerland, and English as language of arbitration, and (ii) after Closing, by the Netherlands Commercial Court (Rechtspraak).
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Yours sincerely,

/s/ QIAO Yang DFG Represented by QIAO Yang	/s/ QIAO Yang DMHK Represented by QIAO Yang

[SIGNATURE PAGE - UNDERTAKING LETTER (DONGFENG)]

Countersigned by:

/s/ Carlos Tavares

Peugeot S.A.
Represented by Carlos Tavares

[SIGNATURE PAGE - UNDERTAKING LETTER (DONGFENG)]

SCHEDULE 1

COMBINATION AGREEMENT

SCHEDULE 2

OTHER REFERENCE SHAREHOLDERS LETTERS

SCHEDULE 3

DONGFENG MOTOR CORPORATION UNDERTAKINGS

Execution Version
DONGFENG MOTOR CORPORATION
A company with a registered capital of 15,600,000,000 RMB
Special No. 1 Dongfeng Road, Wuhan Economic and
Technology Development Zone
Wuhan, Hubei Province, PRC
Registration number: 914200001000115161
(“DMC”)
PEUGEOT S.A.
7, rue Henri Saint-Claire Deville
92500 Rueil-Malmaison
France
To: Carlos Tavares
December 17, 2019
Strictly Confidential
Object: Support letter
Dear Sir,

1.
Reference is made to (i) the Combination Agreement between Peugeot S.A. (“PSA”) and Fiat Chrysler Automobiles N.V. (“FCA” and together with PSA, the “Companies”) relating to the proposed combination of their businesses through a cross-border merger (the “Combination Agreement”) and (ii) the DFG/DMHK Undertakings (as defined below), each executed on the date hereof.

2.	Capitalized terms used but not defined in this letter agreement (this “Undertaking”) shall have the meanings ascribed to them in the Combination Agreement.

3.
DMC (the “Undersigned”) owns, controls or has the power to vote 5,760,388,000 shares of Dongfeng Motor Group Company Ltd. (“DFG”), representing approximately 66.86% of the total voting rights of DFG. DFG owns, controls or has the power to vote all the shares of Dongfeng Motor (Hong Kong) International Co Ltd. (“DMHK”). As set forth in the DFG/DMHK Undertakings, DFG and DMHK together own, control or have the power to vote 110,622,220 common shares of PSA as of the date hereof (such shares together with any other shares over which DFG or DMHK have the power to vote, the “DF PSA Shares”).

4.
DFG and DMHK have entered into that certain Undertaking Letter, dated as of the date hereof, a copy of which is attached hereto as Schedule 1 (the “DFG/DMHK Undertakings”), pursuant to which, on the terms and subject to the conditions set forth therein, DFG and DMHK have agreed to support, and vote the DF PSA shares in favor of, the Combination and make certain other commitments with respect to the Combination, the Companies and DutchCo.

5.	DMHK and PSA have entered into that certain Share Repurchase Agreement dated as of the date hereof and providing for the sale by DMHK of 30,700,000 DF PSA Shares (the “Share Repurchase Agreement”).

6.
In furtherance of the obligations set forth in the DFG/DMHK Undertakings, the Undersigned, in its capacity as the controlling shareholder of DFG, hereby irrevocably and unconditionally undertakes to, and to cause its representative(s) to take all actions to ensure that a meeting of the shareholders of DFG ("DFG Shareholders Meeting") is called and held, or a written shareholders' resolution of DFG is obtained, on or before April 30, 2020, in respect of the transactions contemplated under the DFG/DMHK Undertakings and the Share Repurchase Agreement, and to vote the shares of DFG held or controlled directly or indirectly by it or as to which it has the power to vote at the DFG Shareholders Meeting or in respect of such written shareholders' resolution (as the case may be) in favor of both (x) the performance by DFG of the DFG/DMHK Undertakings and (y) the consummation by DMHK of the Transaction (as defined in the Share Repurchase Agreement).

7.
The Undersigned agrees and acknowledges the right of the Company to seek and obtain any remedy that may be available to it under applicable law including damages, it being specified that the Company shall always be entitled to the remedies of injunction and specific performance for any threatened or actual breach of the provisions of this Undertaking.

8.
The commitments of the Undersigned set forth in this Undertaking shall terminate upon the earlier of (i) termination or expiration of the DFG/DMHK Undertakings in accordance with their terms and (ii) the discharge by the Undersigned of its covenants under paragraph 6 of this Undertaking.

9.
This Undertaking shall be governed and construed in accordance with the law of the Hong Kong Special Administrative Region of the People's Republic of China. Any dispute or claim arising out of or relating to this Undertaking will be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre ("HKIAC") in accordance with the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted in accordance with such Rules ("Rules"). The arbitration tribunal shall consist of three (3) arbitrators to be appointed in accordance with the Rules. The seat of the arbitration shall be Hong Kong. The language of the arbitration proceeding shall be English.

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2

Yours sincerely,
DONGFENG MOTOR CORPORATION
Represented by QIAO Yang

Countersigned by:
Peugeot S.A.
Represented by Carlos Tavares